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EXHIBIT 14.1

 Consent of Independent Registered Public Accounting Firm

The Supervisory Board
Fresenius Medical Care AG & Co. KGaA

We consent to the incorporation by reference in the registration statement (No. 333-189721) on Form S-8 of Fresenius Medical Care AG & Co. KGaA of our report dated February 20, 2020, with respect to the consolidated balance sheet of Fresenius Medical Care AG & Co. KGaA and subsidiaries (the "Company") as of December 31, 2019 and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the "consolidated financial statements"), before the effects of the adjustments for the correction of the errors and retrospective adjustments as described in Note 1, which report appears in the December 31, 2020 annual report on Form 20-F of the Company.

Our report dated February 20, 2020 on the 2019 consolidated financial statements refers to a change to the accounting for leases as of January 1, 2019 due to the adoption of IFRS 16, Leases, and changes to accounting for revenue from contracts with customers and financial instruments as of January 1, 2018 due to the adoption of IFRS 15, Revenue From Contracts With Customers, and IFRS 9, Financial Instruments, respectively.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Frankfurt am Main, Germany
February 23, 2021

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  EXHIBIT 14.1
Consent of Independent Registered Public Accounting Firm